Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Grid Dynamics Holdings, Inc. on Form S-1, of our report dated March 3, 2020 (which includes an explanatory paragraph relating to the ChasSerg Technology Acquisition Corp.’s ability to continue as a going concern), relating to the consolidated balance sheets of ChasSerg Technology Acquisition Corp. as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from May 21, 2018 (inception) through December 31, 2018, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
May 12, 2020